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                                            Rule 424(b)(3) and (c)
                                            Commission File No. 333-11188

PROSPECTUS SUPPLEMENT

                                  BIOMIRA INC.

                                8,800,000 SHARES
                                       OF
                                  COMMON STOCK

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     The following information supplements and amends the Prospectus of Biomira
Inc. dated December 7, 1999, and supplemented on January 24, 2000, February 2, 2000, February 23, 2000, March 17, 2000, June 8, 2000, July 7, 2000, September
26, 2000, November 7, 2000, December 7, 2000, January 15, 2001, February 16,
2001, March 26, 2001, May 4, 2001, June 13, 2001, July 23, 2001, September 7,
2001, February 11, 2002, April 19, 2002, June 14, 2002 and August 2, 2002,
relating to the issuance of 8,800,000 shares of Biomira's common stock. This Supplement should be read in conjunction with that Prospectus and earlier Supplements.

     On August 8, 2002, Biomira issued its twenty-second drawdown notice to Creon Management S.A., under the Amended and Restated Common Stock Purchase Agreement delivered and effective on November 30, 1999, evidencing an equity line agreement between Biomira and Creon. This notice offered to sell up to U.S. $500,000 in aggregate traded value of Biomira common shares to Creon under the pricing formula set forth in the equity line agreement, during the twenty-two trading day pricing period commencing on August 9, 2002 and ending on September 10, 2002 at no less than a traded value of U.S. $2.25 per share. During the pricing period relating to the twenty-second drawdown up to the first interim settlement on August 26, 2002, 102,474 shares were purchased by Creon at an average purchase price per common share of U.S. $2.4396, resulting in aggregate proceeds of U.S. $250,005 being paid and released from escrow to Biomira by Creon in the first interim payment on August 26, 2002.

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            The date of this Prospectus Supplement is August 29, 2002